Eastern Virginia Bankshares, Inc. Announces Closing of $45.0 Million Private Placement

TAPPAHANNOCK, Va., June 12, 2013 /PRNewswire/ -- Eastern Virginia Bankshares, Inc. (NASDAQ: EVBS) (the "Company") announced today the closing of the previously announced $45.0 million private placements with affiliates of Castle Creek Capital Partners ("Castle Creek") and GCP Capital Partners ("GCP Capital") and certain other institutional investors pursuant to which the Company issued 4,649,919 newly issued shares of the Company's common stock and 5,240,192 shares of a new series of non-voting mandatorily convertible non-cumulative preferred stock, each at $4.55 per share (the "Private Placements").

The Company intends to use the gross proceeds from the Private Placements for general corporate purposes, including, without limitation, the strengthening of its balance sheet, the accelerated resolution and disposition of assets adversely classified by the Company and the optimization of its balance sheet through the restructuring of Federal Home Loan Bank advances, with ultimate goals of repurchasing its preferred stock and warrants issued to the U.S. Treasury through the Troubled Asset Relief Program and exiting from the previously disclosed Written Agreement with the Federal Reserve Bank of Richmond and the Virginia Bureau of Financial Institutions.

Keefe, Bruyette & Woods, Inc. ("KBW") acted as the exclusive placement agent for the Company and Troutman Sanders LLP acted as legal advisor to the Company. Wachtell, Lipton, Rosen & Katz acted as legal advisor to Castle Creek. DLA Piper LLP (US) acted as legal advisor to GCP Capital. Patton Boggs LLP acted as legal advisor to KBW.

Forward-Looking Statements

Certain statements contained in this release that are not historical facts may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, certain statements may be contained in the Company's future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Company that are not statements of historical fact and constitute forward-looking statements within the meaning of such Acts. Words such as "believes," "anticipates," "expects," "intends," "targeted," "continue," "remain," "will," "should," "may" and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions and projections within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance, actions or achievements of the Company will not differ materially from any future results, performance, actions or achievements expressed or implied by such forward-looking statements. Readers should not place undue reliance on such statements, which speak only as of the date of this report. The Company does not undertake any steps to update any forward-looking statement that may be made from time to time by it or on its behalf.

Contact: Adam Sothen
Chief Financial Officer
Voice: (804) 443-8404
Fax: (804) 445-1047